Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Watsco, Inc. of our report dated September 17, 2009 relating to the financial statements as of and for the year ended December 31, 2008 of the Carrier Sales & Distribution Business, a component of United Technologies Corporation. Such report appears in Amendment No. 1 to the Current Report on Form 8-K/A of Watsco, Inc. dated July 1, 2009 and filed with the U.S. Securities and Exchange Commission on September 17, 2009.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

December 11, 2009